Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (No. 333-214207) of our report dated March 28, 2025 included in this Annual Report on Form 10-K of Inhibitor Therapeutics, Inc. (the “Company”), relating to the balance sheets of the Company as of December 31, 2024 and 2023, and the related statements of operations, stockholders’ equity, and cash flows for the years then ended.

/s/ Cherry Bekaert LLP

Tampa, Florida

March 28, 2025